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                                                                      EXHIBIT 99
                                                                     PAGE 1 OF 1

HOST MARRIOTT ACQUIRES TWO
HOTELS FOR $171 MILLION

BETHESDA, MD, Dec. 22, 1995 -- Host Marriott Corporation today announced that it has acquired the Atlanta Marriott Northwest Hotel from an insurance company for approximately $29 million. The Company also said that it had completed the previously announced acquisition of the 820-room Vista Hotel in New York City for approximately $142 million.

     The 400-room Atlanta hotel is located within an office park in the northwest corridor of the city with excellent accessibility and visibility. The property is fifteen minutes from downtown, near the IBM Education Center, Lockheed and the Cobb Galleria Centre. Marriott International will continue to operate the hotel. Host Marriott expects the hotel to generate Earnings Before Interest Expense, Taxes, Depreciation and Amortization (EBITDA) of approximately $3.9 million for the full year 1995.

     Terence C. Golden, president and chief executive officer of Host Marriott said, "We are delighted to acquire both properties at such attractive prices. Our outlook for the hotels is very strong due to the local business climates. The Atlanta property will also benefit from the 1996 Olympics."

     Host Marriott said that with the acquisition of these two hotels, it will have acquired nine properties with 3,900 rooms in 1995 for approximately $390 million. For the years 1994 and 1995, the company has added 27 full service hotels with about 11,300 rooms for approximately $920 million.

     Host Marriott Corporation is one of the largest owners of lodging properties in the world owning 90 properties primarily operated under Marriott brand names.


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